23 Exhibit 10.19

Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Employment Agreement"), effective as of April 23, 2020 (the "Effective Date"), is entered into by Driven Brands Shared Services LLC, a Delaware limited liability company (the "Company"), and Scott O'Melia, in his individual capacity ("Executive"), on the terms and conditions as follows:

§ 1. TERM OF EMPLOYMENT

Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for a term of three (3) years, starting on the "Commencement Date", which the parties agree will be May 4, 2020, and ending on the third anniversary of such date. The employment term described in this § 1 is referred to in this Employment Agreement as the "Term."

§ 2. POSITION AND DUTIES AND RESPONSIBILITIES

(a) Position. Executive will be the Company's Executive Vice President, General Counsel.

(b) Duties and Responsibilities. During the Term, Executive will serve as the Company's General Counsel reporting to the Chief Executive Officer of the Company and will devote all of Executive's business time, skill and energies to promote the interests of the Company, Driven Brands, Inc. ("Parent") and the subsidiaries of Parent, and to serve such positions with the Company, Parent, and the subsidiaries of Parent as may be reasonably assigned by the Chief Executive Officer or the Board of Directors of Parent (the "Board") consistent with the title of Chief Legal Officer of Parent and the Company. Executive will undertake to perform all of Executive's duties and responsibilities for Parent and the Company and any current and/or future subsidiaries of Parent in good faith and on a full-time basis and will at all times act in good faith in the course of Executive's employment under this Employment Agreement in the best interests of Parent and its subsidiaries (including the Company).

(c) Acknowledgement. Executive acknowledges that he is an employee of the Company only and is not an employee of any affiliate of the Company.

§ 3. COMPENSATION AND BENEFITS

(a) Base Salary. Executive's base salary will be $360,000 per year (the "Base Salary"), starting as of the Effective Date, which Base Salary is payable in installments, in accordance with the Company's standard payroll practices and policies for senior executives. All compensation due to Executive, including Base Salary and bonus amounts, will be subject to such withholding and other taxes as required by law.

(b) Employee Benefit Plans. Executive is eligible to participate in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.

(c) Annual Bonus. Executive is eligible to receive an annual bonus (the "Annual Bonus") based upon achievement of performance objectives established in the annual bonus plan approved by the Board (the "Bonus Plan"). The target bonus is 60% of Base Salary in any year, subject to achievement of such performance goals in the Bonus Plan. The Annual Bonus will be payable in accordance with (and subject to the terms and conditions of) the Bonus Plan. For 2020, Executive's Annual Bonus will be pro-rated based on the number of days in 2020 during which Executive is actually employed by the Company.

For the 2020 calendar year, and for each calendar year thereafter, Executive will be eligible to receive an annual performance-based cash bonus based on (i) successful completion of certain key objectives as part of the Company's Management by Objective compensation plan - Executive's specific objectives will be provided on or around the Commencement Date, and (ii) the extent to which EBITDA (as defined below) is equal to or greater than a threshold amount, which amount will set by the Board or a committee thereof no later than thirty (30) days after the commencement of the relevant fiscal year. The amount of such annual bonus awarded for a fiscal year will be determined by the Board or a committee thereof after the end of the fiscal year to which such bonus relates and will be paid during the following fiscal year when annual bonuses for the prior fiscal year are paid to other senior executives of the Company generally.

To be eligible for any Annual Bonus, Executive must be employed as of the date when annual bonuses for the same year are paid to other senior executives of the Company. For purposes of this Agreement, "EBITDA" means the Company's consolidated earnings before interest expense, income tax expense, depreciation expense, and amortization expense, calculated based on the Company's audited annual consolidated income statement, subject to any Board-approved adjustments.

(d) Paid Time Off. Executive will accrue up to 160 hours of paid time off on a pro rata basis during each successive one-year period in the Term. Accrued paid time off will be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the business of the Company, and in no event will more than ten days of paid time off be taken consecutively without approval by the Chief Executive Officer or the Board. Except as set forth in the Company's benefit policies (which are subject to revision at the Company's discretion), Executive will have no right to carry over unused paid time off from any such one-year period to any other such one-year period or to receive any additional compensation (including cash) in lieu of taking Executive's paid time off.

(e) Business Expenses. Executive will be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with the Company's expense reimbursement policies and procedures for its senior executives.

§ 4. TERMINATION OF EMPLOYMENT AND SEVERANCE

(a) Right of Termination. The Company will have the right to terminate Executive's employment at any time, and Executive will have the right to resign at any time, subject to the obligations and conditions contained in this Employment Agreement.

(b) Payments upon Termination. Upon termination of Executive's employment with the Company for any reason, the Company will pay to Executive on its next regular payroll date (or sooner if required under applicable law), all Base Salary earned by Executive through his last day of employment, and any earned and payable (but as of yet unpaid) Annual Bonus for the previous year.

(c) Severance.

(1) If, during the Term of this Employment Agreement, the Company terminates Executive's employment without Cause or the Executive resigns for Good Reason, then, upon Executive's Termination of Employment, the Company will (in lieu of any other severance benefits under any of the Company employee benefit plans, programs or policies) continue to pay Executive's Base Salary at the time of such termination for a period of twelve (12) months. Such severance will be payable in equal installments in accordance with the Company's normal payroll practices, subject to such withholding and other taxes as may be required by applicable law.

(2) The Company will have no obligation to make any severance payments under § 4(c)(1) if (i) Executive violates any of the provisions of § 5 of this Employment Agreement, or (ii) the Company chooses not to renew this Employment Agreement either at the expiration of its initial term or at any point thereafter, or (iii) Executive does not execute and deliver (without revoking) to the Company a general release in form and substance satisfactory to the Company of any and all claims he may have against the Company, Parent, and their affiliates, including Roark Capital Management, LLC (the "Release") within the thirty (30) day period following the later of (x) Executive's Termination of Employment or (y) the date the Company delivers the Release to Executive.

(3) Executive waives Executive's rights, if any, to have the payments provided for under this § 4(c) taken into account in computing any other benefits payable to, or on behalf of, Executive by the Company.

(4) Notwithstanding anything to the contrary in this Employment Agreement, if a change of control of the Company occurs, neither the Company, any affiliate of the Company, nor any acquirer of the Company or any affiliate of the Company will have any obligation to make severance payments under this Section solely as a result of such change of control unless Executive's employment is terminated without Cause or Executive resigns for Good Reason simultaneously with such change of control.

(5) "Termination of Employment" means the date on which Executive's "separation from service" occurs within the meaning of § 409A of the Internal Revenue Code.

(6) Executive understands and agrees that his entitlement to the severance payment under § 4(c)(1) is expressly contingent upon Executive refraining from, whether as an employee, consultant, advisor, independent contractor, or in any other capacity, providing services of the type that Executive provided to the Company or its affiliates at

any time during the last twenty-four (24) months (or such shorter period if less than twenty-four (24) months) of Executive's employment with the Company, to or on behalf of any Competing Business in the Territory regardless of where Executive is physically located, for a period not to exceed one (1) year from the date of Executive's Termination of Employment. For purposes of this Employment Agreement, the term "Territory" means the United States and Canada, and the term "Competing Business" means any automotive aftermarket business.

(7) The severance payments described in this § 4(c) will commence within the thirty (30) day period following the Executive's Termination of Employment provided the Executive executes the Release and the Release becomes effective and irrevocable within such thirty (30) day period and provided, further, that if such thirty (30) day period begins in one calendar year and ends in a second calendar year, such payments will be made or will commence in the second calendar year.

(d) Termination by the Company for Cause; Resignation for Good Reason.

(1) The Company will have the right to terminate Executive's employment at any time for Cause, and Executive will have the right to resign at any time, including a resignation for Good Reason.

(2) If the Company terminates Executive's employment for Cause or Executive resigns (other than a resignation for Good Reason), the Company's only obligation to Executive under this Employment Agreement (except as provided under § 4(h)) will be to make the payments required under § 4(b).

(e) Cause. "Cause" will exist if Executive (i) is indicted for, or pleads guilty or nolo contendere to, a felony, or (ii) in the good faith determination of the Board, (a) engages in gross neglect or willful misconduct; (b) breaches Executive's duties to the Company or any affiliate of the Company; (c) otherwise breaches in any material respect any provision of this Employment Agreement or any other agreement between Executive and the Company or any affiliate of the Company; (d) engages in any activity or behavior, including substance abuse, that is or could be harmful to the property, business, goodwill, or reputation of the Company or any affiliate of the Company; or (e) commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, insubordination, or mismanagement; provided, however, that Executive may not be terminated for "Cause" under (ii)(c) above unless Executive fails to cure any such breach (if the Board determines that it is curable) to the good faith satisfaction of the Board within 10 days after notice of the breach; and provided further, that Executive will only be entitled to one such opportunity to cure under this Employment Agreement.

(f) "Good Reason" will exist if, without Executive's written signed consent (i) either Executive's base salary or target Annual Bonus percentage is decreased (except in the case of a reduction that applies to all senior executives of the Company), (ii) there is a material diminution in Executive's authority, duties or responsibilities, (iii) Executive is required to report to anybody other than the Chief Executive Officer of the Company or the Board, or (iv) the geographic location of the primary place for performance of Executive's duties and

responsibilities is moved greater than a fifty (50) mile radius from Charlotte, NC; provided, however, that no act or omission described in clauses (i) through (iv) will be treated as "Good Reason" under this Employment Agreement unless (1) Executive delivers to the Company a written statement of the basis for Executive's belief that Good Reason exists within thirty (30) days of the event giving rise to the claim of Good Reason, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the five (5) day period which begins immediately after the end of such thirty (30) day cure period if Good Reason continues to exist after the end of such thirty (30) day cure period.

(g) Termination for Disability or Death.

(1) Disability. The Company may terminate Executive's employment if Executive is unable substantially to perform Executive's duties and responsibilities hereunder to the full extent required by the Board by reason of a Permanent Disability, as defined below. Executive will, upon his Termination of Employment by reason of a Permanent Disability, be entitled to the following: (i) any amounts earned, accrued or owing but not yet paid, which amounts will be paid within thirty (30) days following such Termination of Employment; and (ii) continued participation, in accordance with the terms of such plans, in those employee welfare benefit plans in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate. In such event, the Company will have no further liability or obligation to Executive for compensation under this Employment Agreement. Executive agrees, in the event of a dispute under this § 4(g)(1), to submit to a physical examination by a licensed physician selected by the Board. "Permanent Disability" has the same meaning as for purposes of the Company's permanent disability insurance policies which now or hereafter cover the permanent disability of Executive or, in absence of such policies, means the inability of Executive to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(2) Death. This Employment Agreement will terminate in the event of Executive's death. Executive's estate will be entitled upon Executive's death to (i) any amounts earned, accrued or owing but not yet paid, which amounts will be paid within thirty (30) days following such Termination of Employment; and (ii) any other benefits to which Executive is entitled in accordance with the terms of the applicable plans and programs of the Company. The Company will have no further liability or obligation under this Employment Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

(h) Benefits at Termination of Employment. Executive will have, upon termination of Executive's employment, the right to receive any benefits payable under the Company's employee benefit plans, programs and policies that Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits), independent of Executive's rights under this Employment Agreement.

§ 5. COVENANTS BY EXECUTIVE

(a) The Company's Property.

(1) Executive, upon the termination of Executive's employment for any reason or, if earlier, upon the Company request, must promptly return all "Property" that had been entrusted or made available to Executive by the Company or one of its affiliates.

(2) The term "Property" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive's employment that relate to the business, products or services of Parent and its subsidiaries (including the Company).

(b) Trade Secrets.

(1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive's duties and responsibilities, any "Trade Secret" that Executive may have acquired during the term of Executive's employment by the Company for so long as such information remains a Trade Secret, unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Trade Secret pursuant to a such an order or subpoena, Executive must provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Trade Secret.

(2) The term "Trade Secret" means information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that are not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of reasonable efforts by the Company or any of its affiliates to maintain its secrecy.

(3) This § 5(b) and § 5(c) are intended to provide rights to the Company and its affiliates that are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets and Confidential Information.

(c) Confidential Information.

(1) Executive while employed by the Company and after termination of such employment for any reason will, for so long as the information remains Confidential Information, hold in a fiduciary capacity for the benefit of the Company or any of its affiliates and will not directly or indirectly use or disclose, other than when required to do so in good faith to perform Executive's duties and responsibilities, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by the Company unless Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority, or agency, or any recognized subpoena; provided, however, that before making any disclosure of a Confidential Information pursuant to a such an order or subpoena, Executive must provide notice of such order or subpoena to the Company to permit the Company to challenge such order or subpoena if the Company, in its sole discretion and at its expense, desires to challenge such order or subpoena or to seek a protective order preventing further disclosure of the Confidential Information.

(2) The term "Confidential Information" means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their businesses that is or has been disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive's relationship with the Company, and is not generally known to the competitors of the Company and its affiliates, including customer lists, details of client or consultant contracts, the terms and conditions of this Employment Agreement, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, licensing strategies, advertising campaigns, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, employee compensation information, business acquisition plans and new personnel acquisition plans, which are not otherwise included in the definition of a Trade Secret under this Employment Agreement. Confidential Information will not include any information that has been voluntarily disclosed to the public by the Company or one of its affiliates (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(d) Ownership of Work Product.

(1) Executive acknowledges and agrees that Executive will be employed by the Company in a position that could provide the opportunity for conceiving and/or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called "Work Product"). Accordingly, Executive agrees to promptly report and disclose to the Company in writing all Work Product conceived, made, implemented, or reduced to practice by Executive, whether

alone or acting with others, during Executive's employment by the Company. Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided, however, that this § 5(d)(1) will not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and that was developed entirely on Executive's own time, unless the Work Product (i) relates directly or indirectly to the Company's business or its actual or demonstrably anticipated research or development, or (ii) results from any work performed by Executive for the Company. The Company, its successors and assigns, will have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the Work Product.

(2) Executive agrees to perform, upon the reasonable request of the Company, such further acts as may be reasonably necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product, including (i) executing, acknowledging and delivering any requested affidavits and documents of assignment and conveyance, (ii) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and/or patents with respect to the Work Product in any countries, (iii) providing testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product, and (iv) performing any other acts deemed necessary or desirable to carry out the purposes of this Employment Agreement. The Company will reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company's request in connection with the foregoing.

(e) Non-Solicitation.

(1) While employed by the Company and for two (2) years following termination of Executive's employment for any reason, Executive will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly solicit or attempt to solicit, with a view to or for the purpose of competing with the Company or any of its affiliates in any Competing Business, any customers or franchisees (or prospective customers or franchisees) of the Company or its affiliates with whom Executive had or made contact in the course of Executive's employment by the Company.

(2) While employed by the Company and for two (2) years following termination of Executive's employment for any reason, Executive will not, directly or indirectly, (i) solicit or attempt to solicit any potential franchisee with whom Executive had material contact in the course of Executive's employment with the Company to enter into a franchise agreement with any other person, firm or entity of a type generally similar to or competitive with the franchise agreements of the Company, or (ii) encourage any franchisee to terminate its franchise relationship with the Company.

(3) While employed by the Company and for two (2) years following termination of Executive's employment for any reason, Executive will not, on his own

behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, hire, or solicit or attempt to solicit any Company Employee to terminate or reduce his or her employment or business relationship with the Company or any of its affiliates and will not assist any other person or entity in any such solicitation or hire. "Company Employee" means any person or entity who was, is or becomes an officer, employee or independent contractor, consultant or advisor of Parent or any of its subsidiaries, including the Company (unless such person's or entity's employment or other relationship with Parent or one of its subsidiaries (including the Company) has terminated at least one year prior to any such solicitation or hire).

(f) Non-Disparagement. Executive will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board, or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors, employees, franchisors or franchisees of any of the foregoing (each, a "Company Party"), including negative references to or about any Company Party's services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party's officers, directors, employees, clients, franchisees, potential franchisees, suppliers, investors, potential investors, business partners or potential business partners.

(g) Cooperation. Executive will cooperate with all reasonable requests by the Company (or any affiliate of the Company) for assistance in connection with any matters involving the Company (or any affiliate of the Company), including by providing truthful testimony in person in any legal proceedings without having to be subpoenaed.

(h) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this § 5 are obligations that will continue beyond the date Executive's employment with the Company terminates, regardless of the reason for such termination, and that such obligations are reasonable and necessary to protect the Company's legitimate business interests.

(i) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this § 5 would be inadequate and that the Company will be entitled to specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses that the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 will be construed as agreements independent of any other provision of this or any other agreement between Executive and Parent or any of its subsidiaries (including the Company), and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, will not constitute a defense to the enforcement by the Company of such covenants.

(j) Representations and Warranties of Executive. Executive represents and warrants to the Company as follows:

(1) Executive is not a party to any agreement, arrangement, commitment, or understanding that would conflict with Executive's employment with the Company or otherwise prevent Executive from performing Executive's duties and fulfilling Executive's obligations to the Company and its affiliates under this Employment Agreement; and

(2) To Executive's knowledge, Executive has never been formally accused of sexual harassment or creating a hostile work environment in connection with any prior employment (e.g., through a complaint filed with a supervisor, human resources department, or otherwise in accordance with a company handbook or policy then in effect, or via any other legal or administrative proceeding).

Any breach of the foregoing representations and warranties by Executive will be deemed a material breach of this Employment Agreement that is not curable, including for purposes of §4.

(k) Permitted Disclosures.

(1) Nothing contained in this Employment Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or any other federal, state or local governmental agency or commission (collectively, "Government Agencies"), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Employment Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Employment Agreement does not limit any right that Executive may have to receive an award for information provided to the U.S. Securities and Exchange Commission.

(2) Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

§ 6. SECTION 409A COMPLIANCE

(a) The Company and Executive agree that this Employment Agreement will be administered and interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), with respect to any payments to be made or benefits to be provided to Executive by the Company pursuant to the terms of this Employment Agreement, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(b) Notwithstanding any other provision of this Employment Agreement, no payments will be made and no benefits will be provided under this Employment Agreement as a result of Executive's termination of employment unless Executive has a "separation from service" within the meaning of Section 409A in connection with such termination of employment, and Executive and the Company acknowledge and agree that a "separation from service" may come before, after or coincide with any such termination of employment and that the payments otherwise to be made at a termination of employment and that the benefits otherwise to be provided at a termination of employment will only be made or provided at the time of the related "separation from service". Furthermore, Executive and the Company acknowledge and agree that all or any part of any payment to be made or benefit to be provided to Executive during the 6 month and 1 day period which starts on the date Executive has a "separation from service" (other than by reason of Executive's death) will be delayed and then paid (in a lump sum without interest) or provided (without interest) on the first business day which comes 6 months and 1 day after the date of Executive's "separation from service" if the Company acting in good faith determines that (1) Executive is a "specified employee" within in the meaning of Section 409A and (2) making such payment or providing such benefit during such 6 month and 1 day period would put Executive at risk for any taxes or penalties under Section 409A.

(c) With respect to items eligible for reimbursement under the terms of this Employment Agreement, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in another taxable year, (ii) no reimbursement or in-kind benefit may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of expenses will be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred.

(d) The Company and Executive intend that each installment of payments and benefits provided under this Employment Agreement will be treated as a separate identified payment for purposes of Section 409A and that neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under Section 409A.

(e) Executive acknowledges and agrees that nothing in this Employment Agreement

will be construed as a covenant by the Company that no payment will be made or benefit will be provided under this Employment Agreement which will be subject to taxation under Section 409A or as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Employment Agreement, including any tax consequences under Section 409A. Finally, Executive agrees that Executive will be the only person responsible for paying all taxes due with respect to such payments and benefits.

§7 MISCELLANEOUS

(a) Notices. All Notices and all other communications which are required to be given under this Employment Agreement must be in writing and will be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, or (iv) sent via e-mail to the recipient, in each case as follows:

If to the Company: Stephen Aronson
Driven Brands, Inc.
c/o Roark Capital Management, LLC
1180 Peachtree Street
Suite 2500
Atlanta, GA 30309
sda@roarkcapital.com

With A Copy To: King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: William G. Roche
broche@kslaw.com

And with a Copy to: Driven Brands, Inc.
444 S. Church St. Suite 700
Charlotte, NC 28202
Attention: Chief Executive Officer
jonathan@drivenbrands.com

If to Executive: Scott O'Melia
4010 Asheville Manor Ct.
Cumming GA 30040
scott.omelia@gmail.com

or such other address or addresses as either party designates by written notice to the other party.

(b) No Waiver. Except for any notice required to be given under this Employment Agreement, no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this

Employment Agreement will be deemed a waiver of any provisions or conditions of this Employment Agreement.

(c) Applicable Law. This Employment Agreement will be governed by the laws of the State of North Carolina (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction).

(d) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with the Company, and this Employment Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions. Executive acknowledges that Executive is not obligated under any contract or other agreement that would conflict with Executive's obligations under this Employment Agreement and Executive's ability to perform Executive's duties and responsibilities under this Employment Agreement.

(e) Amendment. No amendment to this Employment Agreement will be effective unless it is both: (i) agreed to and signed by Executive, and (ii) read and approved by the Board.

(f) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part will be unaffected and will continue in full force and effect, and the invalid or otherwise unenforceable part will be deemed not to be part of this Employment Agreement. If any court construes any provision or portion of this Employment Agreement to be unenforceable because of the scope or duration of such provision, it is the intention of the parties that the court reduce or reform the scope or duration to its greatest enforceable level.

(g) Arbitration. The Company will have the right to obtain from a court an injunction or other equitable relief arising out of the Executive's breach of the provisions of § 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement, any alleged breach of this Employment Agreement, or Executive's employment by the Company or the termination of such employment, including any claim as to arbitrability or any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, must be settled by binding arbitration in Charlotte, North Carolina in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes, and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award. The Company and Executive expressly acknowledge and agree that this Employment Agreement involves interstate commerce and the interpretation and enforcement of the arbitration provisions herein will be governed by the provisions of the Federal Arbitration Act, 9 U.S.C. 1 et seq.

(h) Costs of Enforcement. Except as prohibited by applicable law, the prevailing party in any action brought under this Employment Agreement, including any action to enforce the provisions of § 5, any arbitration under § 7(g), or any action to enforce any arbitration award under § 7(g), will be awarded, and the non-prevailing party will pay the prevailing party's attorneys' fees and related expenses, and the non-prevailing party will pay all arbitration filing

and administration fees as well as all fees and expenses of the arbitrator. If a party files a claim and subsequently withdraws it, that party will be considered the non-prevailing party for purposes of this § 7(h).

(i) No Challenge. Notwithstanding any provision of this Employment Agreement to the contrary, Executive covenants and agrees that Executive will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Employment Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Employment Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Executive violate any aspect of this § 7(i), Executive agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding must be summarily withdrawn and/or dismissed; (B) that Executive will pay all costs and damages incurred by the Company and its affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys' fees), or such defense, as the case may be; (C) that Executive will immediately forfeit any right to receive any severance payments under § 4(c) of this Employment Agreement; and (D) that Executive will immediately repay any such payments or distributions that were received by Executive under §4(c) after the Termination Date.

(j) Assignment. This Employment Agreement may not be assigned by Executive. This Employment Agreement may be assigned by the Company, without Executive's consent, to (1) any affiliate of the Company, or (2) any other successor in interest to the Company's business and assets (whether by merger, sale of assets, contribution of assets or otherwise). This Employment Agreement is binding on, and will inure to the benefit of, the Company and its successors and assigns.

(k) Interpretation. As used in this Agreement, the word "including" means "including, without limitation" in each instance.

(l) Counterparts; Email Signature. This Employment Agreement may be executed in one or more counterparts, all of which together constitute but one agreement. Any party may execute this Employment Agreement by email signature, and the other parties will be entitled to rely upon such facsimile or email signature as conclusive evidence that this Employment Agreement has been duly executed by such party.

* * * * *

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals to be effective on the Effective Date.

DRIVEN BRANDS SHARED SERVICES LLC

By: [signature]
Name: JONATHAN FITZPATRICK
Title: CEO

This 23 day of APRIL 2020

EXECUTIVE

[signature]
Scott O'Melia

This 23rd day of APRIL, 2020

[Signature Page to Employment Agreement]